UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):	March 13, 2006

BALLY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada (Address of principal executive offices)		89119 (Zip Code)

Registrant’s telephone number, including area code:  (702) 270-7600

Alliance Gaming Corporation
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Bally Technologies, Inc., formerly known as Alliance Gaming Corporation (the “Company”) announced that it entered into a letter agreement on March 13, 2006, with Robert C. Caller (the “Agreement”), pursuant to which Mr. Caller will serve as the Company’s Chief Financial Officer and as a Senior Vice President beginning on April 1, 2006, through September 30, 2009.

Pursuant to the Agreement, Mr. Caller will receive an annual salary of $340,000.  Mr. Caller will also be entitled to participate in the Company’s Management Incentive Program, with a target performance bonus of $204,000 per year, but with a maximum of $347,000 per year.  For the Company’s fiscal year ending June 30, 2007, only, Mr. Caller will receive a minimum performance bonus of $160,000.  For the remainder of the Company’s Fiscal Year ending on June 30, 2006, Mr. Caller will receive a pro rata portion of the existing incentive plan bonus in the fixed amount of $38,400.  For the period from July 1, 2009, to September 30, 2009, the Company will pay a minimum bonus of $51,000.  Starting in the fiscal year ending June 30, 2007, the Company may pay up to 30% of the amount of any performance bonus earned in shares of restricted stock that shall vest and become exercisable at the discretion of the Board of Directors up to two years after such shares are granted, but in no case later than September 30, 2009.

If the Company terminates Mr. Caller’s employment without Cause (as defined in the Agreement), or if Mr. Caller terminate his employment as a result of a Diminution of Duties occurring within one year following a Change of Control (each as defined in the Agreement), he shall continue to receive his salary for one year immediately following such termination, unless such termination occurs on or after September 30, 2008, in which case the Company will only make such payments until September 30, 2009.

Pursuant to the Agreement, and as a material inducement to accept his employment with the Company, Mr. Caller will also receive an option, which was approved by the Board of Directors, to acquire 175,000 shares of Company common stock at a per-share exercise price equal to the market price of a share of Company common stock on the effective date of the Agreement.  The options will vest in four installments, with the first installment of 20,000 shares vesting on June 30, 2006, the second and third installments of 50,000 shares each vesting on June 30, 2007, and June 30, 2008, respectively, and the final installment of 55,000 shares vesting on September 30, 2009.

In the event Mr. Caller terminates his employment during the term of the  Agreement as a result of a Diminution of Duties occurring within one year following a Change of Control, each installment that has not vested as of such date will be deemed to have vested on the date of such termination and shall be exerciseable for one year from such date.  If the Company terminates Mr. Caller’s employment without Cause, any installment that would have vested within one year of the date of termination will vest and, along with any other previously vested options, shall be exercisable for one year thereafter.  If the Company terminates Mr. Caller’s employment with Cause or if he quits for any reason, he will have 90 days to exercise any options that have vested as of the date of such termination.

Mr. Caller will also receive a one time signing bonus payment of $100,000, subject to certain relocation conditions, as well as reimbursement for expenses incurred in connection with several trips related to his relocation to Las Vegas.  The Agreement also provides for non-compete and non-solicitation covenants applicable following the termination of Mr. Caller’s employment for a period of one year, subject to extension at the Company’s option.

The foregoing summary is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                The information required by this Item 5.02 with respect to Mr. Caller’s appointment as the Company’s Chief Financial Officer (the Company’s principal financial officer and principal accounting officer) is set forth in the Company’s press release dated March 13, 2006, which is attached hereto as Exhibit 99.1, and is incorporated herein by reference.  Steve Des Champs, the Company’s current Chief Financial Officer (the Company’s principal financial officer and principal accounting officer) will remain with the Company as Senior Vice President of Business Analysis.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits

	(10.1)	Form of Letter Agreement by and between the Company and Robert C. Caller.

	(99.1)	Press release issued by the Company, dated March 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Steven M. Des Champs
Steven M. Des Champs
Senior Vice President and Chief Financial Officer

Dated: March 14, 2006